Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is effective as of November 4, 2021 (the “Effective Date”) by and between XL Fleet Corp., a Delaware corporation (the “Company”), and James Berklas (“Employee”).

1. Roles and Duties. Subject to the terms and conditions of this Agreement, the Company shall continue to employ Employee as its Chief Legal Officer and General Counsel and Vice President – Corporate Development, reporting to the Company’s Chief Executive Officer (“CEO”). Employee shall have such duties and responsibilities as are reasonably determined by the CEO, and are consistent with the duties customarily performed by Employee’s position in a similarly situated company in the United States. Employee accepts such continued employment upon the terms and conditions set forth herein, and agrees to perform such duties and discharge such responsibilities to the best of Employee’s ability. During Employee’s employment, Employee shall devote all of Employee’s business time and energies to the business and affairs of the Company. Notwithstanding the foregoing, nothing herein shall preclude Employee from: (i) performing services for such other companies as the Company may designate or permit; (ii) serving, with the prior written consent of the Board, which consent shall not be unreasonably withheld, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses or charitable, educational or civic organizations; (iii) engaging in charitable activities and community affairs; and (iv) managing Employee’s personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), (iii) and (iv) shall be limited by Employee so as not to materially interfere, individually or in the aggregate, with the performance of Employee’s duties and responsibilities hereunder.

2. Term of Employment.

(a) Term. Subject to the terms hereof, Employee’s employment hereunder shall continue until terminated hereunder by either party (such term of employment referred to herein as the “Term”).

(b) Termination. Notwithstanding anything else contained in this Agreement, Employee’s employment hereunder shall terminate upon the earliest to occur of the following:

(i) Death. Immediately upon Employee’s death;

(ii) Termination by the Company.

(A) If because of Employee’s Disability (as defined below in Section 2(c)), written notice by the Company to Employee that Employee’s employment is being terminated as a result of Employee’s Disability, which termination shall be effective on the date of such notice or such later date as specified in writing by the Company;

(B) If for Cause (as defined below in Section 2(d)), written notice by the Company to Employee that Employee’s employment is being terminated for Cause, which termination shall be effective on the date of such notice or such later date as specified in writing by the Company, provided that if prior to the effective date of such termination Employee has cured the circumstances giving rise to the Cause (if capable of being cured as provided in Section 2(d)), then such termination shall not be effective; or

(C) If by the Company for reasons other than under Sections 2(b)(ii)(A) or (B), written notice by the Company to Employee that Employee’s employment is being terminated, which termination shall be effective thirty (30) days after the date of such notice.

(iii) Termination by Employee.

(A) If for Good Reason (as defined below in Section 2(e)), written notice by Employee to the Company that Employee is terminating Employee’s employment for Good Reason and that sets forth the factual basis supporting the alleged Good Reason, which termination shall be effective thirty (30) days after the date of such notice; provided that if prior to the effective date of such termination the Company has cured the circumstances giving rise to the Good Reason if capable of being cured as provided in Section 2(e), then such termination shall not be effective; or

(B) If without Good Reason, written notice by Employee to the Company that Employee is terminating Employee’s employment, which termination shall be effective no fewer than sixty (60) days after the date of such notice unless waived, in whole or in part, by the Company.

Notwithstanding anything in this Section 2(b), the Company may at any point, under the conditions set forth in Section 2(b)(ii)(B), terminate Employee’s employment for Cause prior to the effective date of any other termination contemplated hereunder; provided that if prior to the effective date of such for-Cause termination Employee has cured the circumstances giving rise to the Cause (if capable of being cured as provided in Section 2(d)), then such termination shall not be effective.

(c) Definition of “Disability”. For purposes of this Agreement, “Disability” shall mean Employee’s incapacity or inability to perform Employee’s duties and responsibilities as contemplated herein by reason of a medically determinable mental or physical impairment for one hundred twenty (120) consecutive days or one hundred and eighty (180) non-consecutive days or more within any one (1) year period, which impairment can reasonably be expected to result in death or can be expected to last for a continuous period of not less than six (6) months. The determination that Employee is disabled hereunder, if disputed by the parties, shall be resolved by a physician reasonably satisfactory to Employee and the Company, at the Company’s expense, and the determination of such physician shall be final and binding upon both Employee and the Company. Employee hereby consents to such examination and consultation by a physician. The Company will keep all information it receives as a result of such inquiry and determination confidential and will not use it for any purpose other than in connection with exercising its rights under this Agreement.

(d) Definition of “Cause”. As used herein, “Cause” shall mean: (i) Employee’s conviction of or a plea of nolo contendere of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (ii) Employee’s willful failure or refusal to comply with lawful directions of the Board, which failure or refusal continues for more than ten (10) business days after written notice is given to Employee, which notice sets forth in reasonable detail the nature of such failure or refusal; (iii) willful and material breach by Employee of a material written Company policy or under this Agreement, provided Employee does not cure such breach within ten (10) business days after receiving written notice of the alleged breach; or (iv) misconduct by Employee that materially damages the Company or any of its affiliates, including but not limited to any reputational damage. Except in the case of (ii) above, it is not necessary that the Company’s finding of Cause occur prior to Employee’s termination of service.

(e) Definition of “Good Reason”. As used herein, “Good Reason” shall mean any of the following occurrences without Employee’s consent: (i) relocation of Employee’s principal business location to a location more than twenty-five (25) miles from Employee’s then-current business location; (ii) a material diminution in Employee’s duties, authority or responsibilities, other than as described in Section 1 herein; (iii) a material reduction in Employee’s Base Salary (other than an across the board reduction applying to other Employees of the Company); or (iv) willful and material breach by the Company of its covenants and/or obligations under this Agreement; provided that, in each of the foregoing clauses (i) through (iv) (A) Employee provides the Company with written notice that Employee intends to terminate Employee’s employment hereunder for one of the grounds set forth in this Section 2(e) within thirty (30) days of such ground occurring, (B) if such ground is capable of being cured, the Company has failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (C) Employee terminates by written notice Employee’s employment within sixty-five (65) days from the date that Employee provides the notice contemplated by clause (A) of this Section 2(e). For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason, and failure to adhere to such conditions in the event of Good Reason shall not disqualify Employee from asserting Good Reason for any subsequent occurrence of Good Reason. For purposes of this Agreement, “Good Reason” shall be interpreted in a manner, and limited to the extent necessary, so that it shall not cause adverse tax consequences for either party with respect to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) and any successor statute, regulation and guidance thereto.

3. Compensation.

(a) Base Salary. Retroactive to September 1, 2021, the Company agrees to increase Employee’s base salary (the “Base Salary”) from an annual rate of Two Hundred Ninety Thousand Dollars ($290,000.00) to an annual rate of Three Hundred Seventy-Five Thousand Dollars ($375,000.00). The Base Salary shall be payable in substantially equal periodic installments in accordance with the Company’s payroll practices as in effect from time to time. The Company agrees to pay Employee the difference in Base Salary earned between September 1, 2021 and the Effective Date in the next regularly scheduled pay period following the Effective Date. The Company shall deduct from each such installment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Employee participates. The Board or an appropriate committee thereof shall, on an annual basis, review the Base Salary, which may be adjusted at the Company’s discretion. The amount of such salary increase, if any, will be determined by the Board or the Company in its discretion.

(b) Annual Performance Bonus. Employee shall be eligible to receive an annual cash bonus (the “Annual Performance Bonus”) pursuant to the Company’s bonus plan offered to Company Employees. The Annual Performance Bonus shall be based on performance and achievement of Company goals and objectives as defined by the Board or Compensation Committee. The amount of the Annual Performance Bonus shall be determined by the Board or Compensation Committee in its sole discretion, and shall be paid to Employee no later than March 15th of the calendar year immediately following the calendar year in which it was earned. Except as provided herein and in Section 4, Employee must be employed by the Company on the date that the Annual Performance Bonus is paid to Employee in order to be eligible for, and to be deemed as having earned, such Annual Performance Bonus. Starting in calendar year 2022 and thereafter during the Term, Employee’s Annual Performance Bonus shall equal forty percent (40%) of Employee’s Base Salary (the “Target Bonus”) if target levels of performance are achieved. The Company shall deduct from the Annual Performance Bonus all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Employee participates. The Company, with advance approval from the Board, acknowledges and agrees that, subject to continued employment through the end of calendar year 2021, Employee shall be entitled to an Annual Performance Bonus for work performed in the 2021 calendar year in the amount of Two Hundred Thousand Dollars ($200,000.00) (the “2021 Bonus”).

(c) Retention Bonus. If Employee remains employed through each installment payment date (as defined below), the Company will pay Employee a retention bonus equal to Three Hundred Seventy-Five Thousand Dollars ($375,000.00) (the “Retention Bonus”) subject to all applicable taxes and withholdings, payable in two (2) installments as follows: (1) One Hundred Eighty Seven Thousand Five Hundred Dollars ($187,500.00) paid to you on the Company’s first regular payroll date occurring six (6) months after September 1, 2021 (the “first installment payment date”) and (2) One Hundred Eighty Seven Thousand Five Hundred Dollars ($187,500.00) paid to you on the Company’s first regular payroll date occurring twelve (12) months after September 1, 2021 (the “second installment payment date”). In order to earn and receive the Retention Bonus, other than as provided below in Sections 4(d), 4(e) and 4(f), Employee must continue to be actively employed by the Company and in good standing as of each installment payment date.

(d) Equity. In addition to the equity awards currently outstanding, Employee will be eligible to be considered for the grant of stock options and/or other equity-based awards commensurate with Employee’s position and responsibilities. The amount, terms and conditions of any stock option or other equity-based award will be determined by the Board or an appropriate committee thereof in its discretion and set forth in the applicable equity plan and other documents governing the award. Employee shall retain all options granted by the Company prior to the date of this Agreement, which shall continue to be governed by the terms and conditions of the applicable Equity Incentive Plan and option agreement.

(e) Paid Time Off. Employee is permitted unlimited discretionary paid time off for vacation and personal leave, (i) provided that this does not negatively impact Employee’s duties to Company (contemplated in Section 1 of this Agreement) in a material manner, (ii) subject to limitations for short and long-term disability, and (iii) to the extent such benefit continues to be extended to other Employees of the Company. Employee shall not accrue any paid time off and no such paid time off shall be paid/owed to Employee at the time of termination—regardless of the circumstances of Employee’s termination of employment.

(f) Fringe Benefits. Employee shall be entitled to participate in all benefit/welfare plans and fringe benefits provided to Company senior Employees. Employee understands that, except when prohibited by applicable law, the Company’s benefit plans and fringe benefits may be amended by the Company from time to time in its sole discretion. The terms of any such benefits shall be governed by the applicable plan documents and Company policies in effect from time to time (and, to the extent this Agreement conflicts with such terms, the terms of such benefit plans shall govern).

(g) Reimbursement of Expenses. The Company shall reimburse Employee for all ordinary and reasonable out-of-pocket business expenses incurred by Employee in furtherance of the Company’s business in accordance with the Company’s policies with respect thereto as in effect from time to time. Employee must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(h) Indemnification. Employee shall be entitled to indemnification with respect to Employee’s services provided hereunder pursuant to Delaware law, the terms and conditions of the Company’s certificate of incorporation and/or by-laws, and the Company’s standard indemnification agreement for directors and officers as executed by the Company and Employee. Employee shall be entitled to coverage under the Company’s Directors’ and Officers’ (“D&O”) insurance policies that it may hold now or in the future to the same extent and in the same manner (i.e., subject to the same terms and conditions) to which the Company’s other officers are entitled to coverage under any of the Company’s D&O insurance policies.

(i) Forfeiture/Clawback. All compensation shall be subject to any forfeiture or clawback policy established by the Company generally for senior Employees from time to time and any other such policy required by applicable law.

4. Payments Upon Termination.

(a) Definition of Accrued Obligations. For purposes of this Agreement, “Accrued Obligations” means: (i) the portion of Employee’s Base Salary that has accrued prior to any termination of Employee’s employment with Company and has not yet been paid; (ii) the amount of any expenses properly incurred by Employee on behalf of the Company prior to any such termination and not yet reimbursed; and (iii) any vested benefits Employee may have under any employee benefit plan through the termination date, which vested benefits shall be governed by and determined in accordance with the terms of such plans, except as otherwise specified in this Agreement. Employee’s entitlement to any other compensation or benefit under any Company plan shall be governed by and determined in accordance with the terms of such plans, except as otherwise specified in this Agreement.

(b) Termination by the Company for Cause. If Employee’s employment hereunder is terminated by the Company for Cause, then the Company shall pay the Accrued Obligations to Employee within the time provided by law for terminated employees and the Company shall have no further obligations to Employee under this Agreement.

(c) Termination by Employee Without Good Reason. If Employee’s employment hereunder is terminated by Employee without Good Reason, then the Company shall pay the Accrued Obligations within the time provided by law and, within thirty (30) days of the date of termination of Employee’s employment, the Company shall pay the 2021 Bonus, if termination pursuant to this subsection occurs following December 31, 2021 and the 2021 Bonus is unpaid (the “Accrued Bonus”). In the event that Employee’s employment is terminated by Employee without Good Reason in calendar year 2021, the Company shall pay Employee a prorated Annual Performance Bonus for calendar year 2021, as provided in Section 3(b) above. The Company shall have no further obligations to Employee under this Agreement.

(d) Termination as a Result of Employee’s Disability or Death. If Employee’s employment hereunder terminates as a result of Employee’s Disability or death, the Company shall pay to Employee within the time provided by law (i) the Accrued Obligations, (ii) the Accrued Bonus, if applicable, and (iii) if termination pursuant to this subsection occurs prior to September 1, 2022, payment of a portion of the Retention Bonus, pro-rated for the actual number of days Employee is employed between September 1, 2021 and the date of termination, paid in accordance with the Company’s normal payroll practices in the payroll period following the date of termination, less all customary and required taxes and employment-related deductions. The Company shall have no further obligations with respect to any benefit or compensation under this Agreement to Employee hereunder.

(e) Termination by the Company Without Cause or by Employee For Good Reason. In the event that Employee’s employment is terminated by action of the Company without Cause, or Employee terminates Employee’s employment for Good Reason, then, in addition to the Accrued Obligations and the Accrued Bonus, Employee shall receive the following, subject to the terms and conditions described in Section 4(g) (including Employee’s execution of the Release (as defined herein)):

(i) Severance Payments. Continuation of payments in an amount equal to Employee’s then-current Base Salary for a six (6) month period, less all customary and required taxes and employment-related deductions, in accordance with the Company’s normal payroll practices (provided such payments shall be made at least monthly) (the “Severance Payments”).

(ii) Prorated Retention Bonus Payment. Payment of a portion of the Retention Bonus, pro-rated for the actual number of days Employee is employed between September 1, 2021 and the date of termination, paid in accordance with the Company’s normal payroll practices in the payroll period following the date of termination, less all customary and required taxes and employment-related deductions.

(iii) Benefits Payments. Upon completion of appropriate forms and subject to applicable terms and conditions under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall continue to provide Employee medical insurance coverage to the same extent that such insurance continues to be provided to similarly situated Employees at the time of Employee’s termination with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Employee as in effect on the last day of employment (the “COBRA Payment”), until the earlier to occur of: (A) six (6) months following Employee’s termination date, or (B) the date Employee becomes eligible for medical benefits with another employer. Notwithstanding the foregoing, if Employee’s COBRA Payment would cause the applicable group health plan to be discriminatory and, therefore, result in adverse tax consequences to Employee, the Company shall, in lieu of the COBRA Payment, provide Employee with an equivalent monthly cash payment, minus deduction of all amounts required to be deducted or withheld under applicable law, for any period of time Employee is eligible to receive the COBRA Payment. Employee shall bear full responsibility for applying for COBRA continuation coverage and the Company shall have no obligation to provide Employee such coverage if Employee fails to elect COBRA benefits in a timely fashion.

Payment of the above described severance payments and benefits are expressly conditioned on Employee’s execution without revocation of the Release and return of Company property under Section 6. The Company will commence payment of the Severance Payments and the COBRA Payment on the first payroll date following the date on which the Release required by Section 4(g) becomes effective and non-revocable, provided, that if the 60-day period during which the Release is required to become enforceable and irrevocable crosses a tax year, then the payments will be delayed until such subsequent calendar year; provided further that if such payments are delayed until such subsequent year, the first such payment shall be a lump sum in an amount equal to the payments that would have come due since Employee’s separation from service.

(f) Termination by the Company Without Cause or by Employee For Good Reason Following a Change of Control. In the event that a Change of Control of the Company (as defined below) occurs and (a) within a period of one (1) year following the Change of Control, or (b) within a period of ninety (90) days preceding the Change of Control if the termination is related to the Change of Control, Employee’s employment is terminated without Cause, or Employee terminates Employee’s employment for Good Reason, then, in addition to the Accrued Obligations and the Accrued Bonus, Employee shall receive the following, subject to the terms and conditions described in Section 4(g) (including Employee’s execution of the Release):

(i) Lump Sum Severance Payment. Payment of a lump sum amount equal to the sum of twelve (12) months of Employee’s then-current Base Salary, less all customary and required taxes and employment-related deductions (the “Lump Sum Severance Amount”),

(ii)  Equity Acceleration. On the date of termination of Employee’s employment, Employee shall become fully vested in any and all equity awards outstanding as of the date of Employee’s termination and this provision shall supersede any option acceleration provision contained in any option agreement outstanding on the Effective Date.

(iii) Retention Bonus Acceleration. Payment of any unpaid portion of the Retention Bonus described in Section 3(c), if any, less all customary and required taxes and employment-related deductions.

(iv) Benefit Payments. Upon completion of appropriate forms and subject to applicable terms and conditions under COBRA, the Company shall continue to provide Employee medical insurance coverage to the same extent that such insurance continues to be provided to similarly situated Employees at the time of Employee’s termination with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Employee as in effect on the last day of employment, until the earlier to occur of: (A) twelve (12) months following Employee’s termination date, or (B) the date Employee becomes eligible for medical benefits with another employer. Notwithstanding the foregoing, if Employee’s COBRA Payment would cause the applicable group health plan to be discriminatory and, therefore, result in adverse tax consequences to Employee, the Company shall, in lieu of the COBRA Payment, provide Employee with an equivalent monthly cash payment, minus deduction of all amounts required to be deducted or withheld under applicable law, for any period of time Employee is eligible to receive the COBRA Payment. Employee shall bear full responsibility for applying for COBRA continuation coverage and the Company shall have no obligation to provide Employee such coverage if Employee fails to elect COBRA benefits in a timely fashion.

Payment of the above described severance payments and benefits are expressly conditioned on Employee’s satisfaction of the conditions set forth in Section 4(g), including but not limited to the execution without revocation of the Release, and return of Company property under Section 6. In the event that Employee is eligible for the severance payments and benefits under this Section 4(f), Employee shall not be eligible for any of the severance payments and benefits as provided in Section 4(e). The Company will pay the Lump Sum Severance Amount and will commence payment of the COBRA Payment on the first payroll date following the date on which the Release required by Section 4(g) becomes effective and non-revocable, provided, that if the 60 day period during which the Release is required to become enforceable and irrevocable crosses a tax year, then the payments will delayed until such subsequent calendar year; provided further that if such payments are delayed until such subsequent year, the first such payment shall be a lump sum in an amount equal to the payments that would have come due since Employee’s separation from service.

As used herein, a “Change of Control” shall mean the occurrence of any of the following events: (i) Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company, or any affiliate, parent or subsidiary of the Company, or by any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions; or (ii) Merger/Sale of Assets. (A) A merger or consolidation of the Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; (B) or the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or (iii) Change in Board Composition. A change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date of this Agreement, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors, or by a committee of the Board made up of at least a majority of the Incumbent Directors, at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors).

(g) Execution of Severance Agreement and Release of Claims. The Company shall not be obligated to pay Employee any of the severance payments or benefits described in this Section 4 unless and until Employee has executed (without revocation) a severance agreement and release of claims as described below (the “Release”). The Release shall contain reasonable and customary provisions including a general release of claims against the Company and its affiliated entities and each of their officers, directors and employees as well as provisions concerning non-disparagement, non-competition, non-solicitation, confidentiality, cooperation and the like. The Release must be provided to Employee not later than fifteen (15) days following the effective date of termination of Employee’s employment by the Company and executed by Employee and returned to the Company within sixty (60) days after such effective date. If Employee fails or refuses to return the Release within such 60-day period, Employee’s severance payments and benefits to be paid hereunder shall be forfeited.

(h) No Other Payments or Benefits Owing. Except as expressly set forth herein, the payments and benefits set forth in this Section 4: (a) shall be the sole amounts owing to Employee upon termination of Employee’s employment for the reasons set forth above, and Employee shall not be eligible for any other payments or other forms of compensation or benefits; (b) shall be the sole remedy, if any, available to Employee in the event that Employee brings any claim against the Company relating to the termination of Employee’s employment under this Agreement; and (c) shall not be subject to set-off by the Company or any obligation on the part of Employee to mitigate or to offset compensation earned by Employee in other pursuits after termination of employment, other than as specified herein with respect medical benefits provided by another employer.

5. Confidentiality; Prohibited Competition and Solicitation; Inventions Assignment. In light of the competitive and proprietary aspects of the business of the Company, in exchange for the agreed upon fair and reasonable consideration set forth herein, and as a condition of employment hereunder, Employee agrees to execute and abide by the Company’s Employee Covenants, attached as Exhibit A hereto.

6. Property and Records. Upon the termination of Employee’s employment hereunder for any reason or for no reason, or if the Company otherwise requests, Employee shall: (a) return to the Company all tangible business information and copies thereof (regardless how such confidential information or copies are maintained), and (b) deliver to the Company any property of the Company which may be in Employee’s possession, including, but not limited to, devices, smart phones, laptops, cell phones (the foregoing, “electronic devices”), products, materials, memoranda, notes, records, reports or other documents or photocopies of the same. Employee may retain copies of any exclusively personal data contained in or on the Company-owned electronic devices returned to the Company pursuant to the foregoing. The foregoing notwithstanding, Employee understands and agrees that the Company property belongs exclusively to the Company, it should be used for Company business, and Employee has no reasonable expectation of privacy on any Company property or with respect to any information stored thereon.

7. Cooperation. During the Term and after Employee’s employment, Employee shall fully cooperate with the Company to the extent reasonable in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company (other than claims directly or indirectly against Employee) which relate to events or occurrences that transpired while Employee was employed by the Company; provided that the Company shall make reasonable efforts to minimize disruption of Employee’s other activities. Employee’s cooperation in connection with such claims or actions shall include, but not be limited to, being reasonably available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During the Term and after Employee’s employment, Employee also shall fully cooperate with the Company to the extent reasonable in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Employee was employed by the Company. The Company shall reimburse Employee for any reasonable out-of-pocket expenses incurred in connection with Employee’s performance of obligations pursuant to this section.

8. Code Sections 409A and 280G.

(a) In the event that the payments or benefits set forth in Section 4 of this Agreement constitute “non-qualified deferred compensation” subject to Section 409A, then the following conditions apply to such payments or benefits:

(i) Any termination of Employee’s employment triggering payment of benefits under Section 4 must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of Employee’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Employee to the Company at the time Employee’s employment terminates), any such payments under Section 4 that constitute deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 8(a) shall not cause any forfeiture of benefits on Employee’s part, but shall only act as a delay until such time as a “separation from service” occurs.

(ii) Notwithstanding any other provision with respect to the timing of payments under Section 4 if, at the time of Employee’s termination, Employee is deemed to be a “specified employee” of the Company (within the meaning of Section 409A(a)(2)(B)(i) of the Code), then limited only to the extent necessary to comply with the requirements of Section 409A, any payments to which Employee may become entitled under Section 4 which are subject to Section 409A (and not otherwise exempt from its application) shall be withheld until the first (1st) business day of the seventh (7th) month following the termination of Employee’s employment, at which time Employee shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Employee under the terms of Section 4.

(b) It is intended that each installment of the payments and benefits provided under Section 4 of this Agreement shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(c) Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A. The parties intend this Agreement to be in compliance with Section 409A. Employee acknowledges and agrees that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A.

(d) If any payment or benefit Employee would receive under this Agreement, when combined with any other payment or benefit Employee receives pursuant to a Change of Control (for purposes of this section, a “Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either: (A) the full amount of such Payment; or (B) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employments taxes, income taxes, and the Excise Tax, results in Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. Notwithstanding the foregoing, if, prior to the closing of an initial public offering, any Payment can be exempt from the definition of “parachute payment” and the Excise Tax pursuant to the shareholder approval requirements described in Treas. Regs. § 1.280G-1, Q&A 6, the Company will, at Employee’s election (and subject to Employee signing an appropriate waiver) seek shareholder approval to exempt such Payment from the definition of “parachute payment” and the Excise Tax.

9. General.

(a) Notices. Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or electronic mail transmission provided acknowledgment of receipt of electronic transmission is provided; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt.

Notices to Employee shall be sent to the last known address in the Company’s records or such other address as Employee may specify in writing.

Notices to the Company shall be sent to:

Chief Legal Officer

XL Fleet Corp.

145 Newton Street

Brighton, MA 02315

Attn: James Berklas

or to such other the Company representative as the Company may specify in writing, with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attn: Thomas Burton, Esq.

(b) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(c) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given and shall not constitute a continuing waiver or consent.

(d) Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which Employee is principally involved. Employee may not assign Employee’s rights and obligations under this Agreement without the prior written consent of the Company.

(e) Governing Law/Dispute Resolution. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of Connecticut without giving effect to the conflict of law principles thereof. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the State of Connecticut or of the United States of America for the District of Connecticut. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts.

(f) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(g) Entire Agreement. This Agreement, together with the other agreements specifically referenced herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. For the avoidance of doubt, this Agreement is intended to terminate and supersede any employment agreement, offer letter or other employment-related agreement by and between Employee and the Company, any Company subsidiary or predecessor entity, including, without limitation, the Offer Letter and the Employee Covenants Agreement executed by Employee on December 30, 2020. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(h) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For all purposes an electronic signature shall be treated as an original.

(g) Employee’s Attorney’s Costs. Upon presentation of appropriate documentation, the Company shall reimburse Employee for reasonable attorney’s costs incurred by Employee in connection with the preparation of this Agreement up to a maximum of Five Thousand Dollars ($5000.00), which shall be paid within thirty (30) days of the Company’s receipt of an attorney invoice or appropriate documentation.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

XL FLEET CORP.

By:	/s/ Colleen Calhoun
Name:	Colleen Calhoun
Title:	Vice President

EMPLOYEE

By:	/s/ James Berklas
Name:	James Berklas

Exhibit A